Exhibit 4.1

DESCRIPTION OF SECURITIES

The following is a summary of the material terms and provisions of the Class A common shares of Five Point Holdings, LLC, (the “Company”, “our” or “we”), which is the only security of the Company registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended. This summary is not complete. For more detail, we encourage you to carefully read the Second Amended and Restated Limited Liability Company Agreement of Five Point Holdings, LLC (the “operating agreement”), which is incorporated by reference as an exhibit to the Company’s Annual Report on Form 10-K in order to fully understand the terms and provisions of our Class A common shares.
Authorized Shares
Our operating agreement authorizes our board of directors to issue an unlimited number of shares and options, rights, warrants and appreciation rights relating to such shares for consideration or for no consideration and on the terms and conditions established by our board of directors in its sole discretion without the approval of any shareholders. Our operating agreement currently authorizes the issuance of Class A common shares, Class B common shares and preferred shares. Our operating agreement permits us to issue Class B common shares only in connection with the issuance of Class A units of Five Point Operating Company, LP (the "operating company"), Class A units of The Shipyard Communities, LLC (the "San Francisco Venture"), a subdivision of Class B common shares or a distribution payable in Class B common shares solely to record holders of Class B common shares. Our Class A common shares are listed on the New York Stock Exchange (the “NYSE”) under the symbol “FPH”.
Class A Common Shares
Our Class A common shares represent Class A limited liability company interests in Five Point Holdings, LLC and entitle the holder thereof to such rights, powers and duties with respect to Five Point Holdings, LLC as are provided for under our operating agreement and the Delaware Limited Liability Company Act (the “Delaware LLC Act”). Upon payment in full of the consideration payable with respect to our Class A common shares, as determined by our board of directors, holders of such shares will not be liable to us to make any additional capital contributions with respect to such shares (except as otherwise required by Sections 18-607 and 18-804 of the Delaware LLC Act). Holders of our Class A common shares do not have preemptive, redemption, conversion or subscription rights.
Voting Rights
Holders of our Class A common shares are entitled to one vote for each share held of record on all matters submitted to a vote of our shareholders. Our Class A common shareholders are not entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by our shareholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all holders of our Class A common shares and holders of our Class B common shares present in person or represented by proxy, voting together as a single class. Holders of our Class A common shares and holders of our Class B common shares vote together as a single class on all matters on which shareholders are generally entitled to vote, except that holders of each class are entitled to vote separately as a class with respect to amendments to our operating agreement that would alter or change the powers, preferences or special rights of the shares of that class so as to affect the rights of that class adversely relative to the other class. Holders of our Class A common shares and holders of our Class B common shares are not entitled to vote as separate classes with respect to any amendments to our operating agreement that have the same effect on both such classes.
Distribution Rights
Holders of our Class A common shares share ratably (based on the number of Class A common shares held) in any distributions declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of distributions and to any restrictions on the payment of distributions imposed by the terms of any outstanding preferred shares. Distributions consisting of Class A common shares may be paid only to holders of Class A common shares and will be paid proportionally with respect to each outstanding Class A common share.
Liquidation Rights
Upon our dissolution, liquidation or winding up, after payment in full of all amounts required to be paid to creditors and to the holders of preferred shares having liquidation preferences, if any, holders of our Class A common shares and holders of our Class B common shares will be entitled to receive our remaining assets available for distribution on a pro rata basis (based on the number of Class A common shares held on an as-converted basis).
Other Matters
In the event of our merger or consolidation with or into another entity in connection with which our Class A common shares are converted into or exchangeable for shares, other securities or property (including cash), all holders of Class A common shares will thereafter be entitled to receive the same kind and amount of shares and other securities and property (including cash).
Class B Common Shares
Our Class B common shares represent Class B limited liability company interests in Five Point Holdings, LLC and entitle the holder thereof to such rights, powers and duties with respect to Five Point Holdings, LLC as are provided for under our operating agreement and the Delaware LLC Act. Upon payment in full of the consideration payable with respect to our Class B common shares, holders of such shares will not be liable to us to make any additional capital contributions with respect to such shares (except as otherwise required by Sections 18-607 and 18-804 of the Delaware LLC Act). Holders of our Class B common shares do not have preemptive, redemption or subscription rights.
Voting Rights
Holders of our Class B common shares are generally entitled to one vote for each share held of record on all matters submitted to a vote of our shareholders. However, no holder of our Class B common shares is entitled to more votes than the total number of Class A units of the operating company and Class A units of the San Francisco Venture owned by such holder. Our Class B shareholders are not entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by shareholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all holders of our Class B common shares and holders of our Class A common shares present in person or represented by proxy, voting together as a single class. Holders of our Class A common shares and holders of our Class B common shares vote together as a single class on all matters on which shareholders are generally entitled to vote, except that holders of each class are entitled to vote separately as a class with respect to amendments to our operating agreement that would alter or change the powers, preferences or special rights of the shares of that class so as to affect the rights of that class adversely relative to the other class. Holders of our Class A common shares and holders of our Class B common shares are not entitled to vote as separate classes with respect to any amendments to our operating agreement that have the same effect on both such classes.
Distribution Rights
Holders of our Class B common shares are entitled to receive distributions of the same type and at the same time as any distributions payable on our outstanding Class A common shares, in an amount per Class B common share equal to 0.0003 multiplied by the amount per Class A common share.
Exchange Rights

All of our Class B common shares were issued, and in the future will be issued, only to holders of Class A units of the operating company and Class A units of the San Francisco Venture, with one share issued for each unit held by such holder. If a holder of our Class B common shares (1) exchanges any of its Class A units of the operating company (including Class A units of the operating company issued in exchange for Class A units of the San Francisco Venture) whether for cash or our Class A common shares or (2) transfers such shares to anyone other than certain permitted transferees, then such Class B common shares will automatically be converted into 0.0003 Class A common shares for each Class B common share.
Liquidation Rights
Upon our dissolution, liquidation or winding up, after payment in full of all amounts required to be paid to creditors and to the holders of preferred shares having liquidation preferences, if any, holders of our Class B common shares and holders of our Class A common shares will be entitled to receive our remaining assets available for distribution on a pro rata basis (based on the number of Class A common shares held on an as-converted basis).
Transfer Restrictions
A holder of Class B common shares is generally not permitted to transfer its Class B common shares unless such transfer is (1) part of a concurrent permitted transfer of an equal number of Class A units of the operating company or Class A units of the San Francisco Venture to the same transferee and (2) complies with the limited liability company agreement of the operating company or the San Francisco Venture, as applicable.
Preferred Shares
Under our operating agreement, our board of directors may from time to time establish and cause us to issue one or more classes or series of preferred shares and set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of such classes or series. Accordingly, our board of directors, without shareholder approval, may issue preferred shares with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of our Class A common shares. Preferred shares could be issued quickly with terms calculated to delay or prevent a change of control or make removal of management more difficult. Additionally, the issuance of preferred shares may have the effect of decreasing the market price of our Class A common shares, may adversely affect the voting and other rights of the holders of our Class A common shares and could have the effect of delaying, deferring or preventing a change of control or other corporate action. No preferred shares are currently outstanding, and we have no present plans to issue any preferred shares.
Operating Agreement
Organization and Duration
The Company was formed as a Delaware limited liability company on July 21, 2009 under the name “Newhall Holding Company, LLC” and was renamed “Five Point Holdings, LLC” on May 2, 2016. The Company will continue in full force and effect until dissolved in accordance with our operating agreement and the Delaware LLC Act.
Purpose
Under our operating agreement, we are permitted to engage, directly or indirectly, in any business activity that lawfully may be conducted by a limited liability company organized under Delaware law and to conduct any and all activities related to such business activity.
Tax Classification
We are treated as a corporation for U.S. federal income tax purposes. As a result, an owner of our shares does not report our items of income, gain, loss and deduction on its U.S. federal income tax return, nor does an owner of our shares receive a Schedule K-1. Our shareholders also are not subject to state income tax filings in the various states in which we conduct operations as a result of owning our shares. Distributions on our shares are treated as dividends on corporate stock for U.S. federal income tax purposes to the extent of our current and accumulated earnings and profits and are reported on Form 1099, to the extent applicable. Our board of directors cannot revoke or change our election to be treated as a corporation for U.S. federal income tax purposes without the approval of a majority of the total combined voting power of our outstanding Class A common shares and Class B common shares, voting together as a single class.
Agreement to be Bound by our Operating Agreement; Power of Attorney
Anyone who acquires our Class A common shares will automatically be admitted as a member of Five Point Holdings, LLC and will be bound by the terms of our operating agreement. Pursuant to our operating agreement, each shareholder and each person who acquires a Class A common share or a Class B common share from a shareholder grants to certain of our officers (and, if appointed, a liquidator) a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants certain of our officers the authority to make certain amendments to, and to make consents and waivers under and in accordance with, our operating agreement and certificate of formation.
Duties of Officers and Directors; Conflicts of Interest
Our operating agreement provides that our business and affairs are managed under the direction of our board of directors, which has the power to appoint our officers. Our operating agreement provides that, except as otherwise provided therein, the duties and obligations owed to us and our shareholders by our officers and directors are the same as the respective duties of care and loyalty owed by the officers and directors of a corporation organized under the General Corporation Law of the State of Delaware (the “DGCL”) to their corporation and stockholders, respectively.
Our operating agreement provides that each of our directors who is not also one of our officers or employees (along with his or her respective affiliates) will have no duty to refrain from: (1) engaging in the same or similar activities or lines of business in which we or our affiliates now engage or in which we propose to engage or (2) otherwise competing with us or our affiliates. In addition, in the event that any non-employee director acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for himself or herself or his or her affiliates or for us or our affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and may take any such opportunity or offer it to another person or entity, unless such opportunity was expressly offered to such person solely in his or her capacity as our director.
In the event a potential conflict of interest exists or arises between any of our directors or their respective affiliates, on the one hand, and us or any of our subsidiaries, on the other hand, our operating agreement provides that any resolution or course of action approved or undertaken by our board of directors or the affiliates of our directors will be deemed approved by all of our shareholders, and will not constitute a breach of our operating agreement, of any agreement contemplated by our operating agreement or of any duty (including any fiduciary duty), if such resolution or course of action is (1) approved by a majority of the members of our conflicts committee, which is composed of independent directors, or complies with any rules or guidelines established by our conflicts committee with respect to categories of actions that are deemed approved by our conflicts committee, (2) approved by shareholders holding a majority of our shares whose votes may be cast in the election of our directors that are held by disinterested parties, (3) on terms no less favorable to us than those generally provided to or available from unrelated third parties or (4) fair and reasonable to us taking into account the totality of relationships of the parties involved. In addition, our operating agreement provides that all conflicts of interest described in this prospectus are deemed to have been specifically approved by all of our shareholders.
Election of Members of Our Board of Directors
Our operating agreement provides that our board of directors shall consist of no fewer than three directors or more than thirteen directors, and the exact number of our directors will be fixed from time to time by our board of directors. The number of directors of our board of directors is currently fixed at thirteen directors. Our board of directors is divided into three classes. Each class of directors is elected for a three-year term of office, but the terms are staggered so that the term of only one class of directors expires at each annual meeting. Each director serves from the time of election and qualification until the third annual meeting following such election and until his or her successor is duly elected or qualified, or until his or her earlier death, resignation or removal. Any vacancy on our board of directors that results from an increase in the size of our board of directors may only be filled by the affirmative vote of a majority of our directors then in office, provided that a quorum is present. Any other vacancy on our board of directors may only be filled by the affirmative vote of a majority of our directors then in office, even if less than a quorum is present, or by a sole remaining director.
Removal of Members of Our Board of Directors
Our operating agreement provides that directors may be removed only for cause by the affirmative vote of at least a majority of the voting power of the issued and outstanding Class A common shares and Class B common shares then entitled to vote in the election of directors, voting together as a single class. The vacancy in the board of directors caused by any such removal will be filled by the affirmative vote of a majority of our directors then in office.
Limited Liability
The Delaware LLC Act provides that a member who receives a distribution from a Delaware limited liability company and knew at the time of the distribution that the distribution was in violation of the Delaware LLC Act will be liable to the Company for the amount of the distribution for three years. Under the Delaware LLC Act, a limited liability company may not make a distribution to a member if, after the distribution, all liabilities of the Company, other than liabilities to members on account of their shares and liabilities for which the recourse of creditors is limited to specific property of the Company, would exceed the fair value of the assets of the Company. For the purpose of determining the fair value of the assets of a company, the Delaware LLC Act provides that the fair value of property subject to liability for which recourse of creditors is limited will be included in the assets of the Company only to the extent that the fair value of that property exceeds the nonrecourse liability. Under the Delaware LLC Act, an assignee who becomes a substituted member of a company is liable for the obligations of his assignor to make contributions to the Company, except the assignee is not obligated for liabilities unknown to him at the time the assignee became a member and that could not be ascertained from our operating agreement.
Limitations on Liability and Indemnification of Our Directors and Officers
Our operating agreement provides that our directors and officers are not liable to us or our shareholders unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that such director or officer breached his or her duty of loyalty or committed an act or omission in bad faith or which involved intentional misconduct or a knowing violation of law.
Our operating agreement includes provisions that indemnify our directors and officers against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any of our directors or officers may be involved, or is threatened to be involved, as a party or otherwise, by reason of being or having been one of our directors or officers. However, our directors and officers shall not be indemnified if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which such director or officer is seeking indemnification, the director or officer breached his or her duty of loyalty or committed an act or omission in bad faith or which involved intentional misconduct or a knowing violation of law.
Our operating agreement also provides that expenses (including legal fees and expenses) incurred by our officers and directors in defending or otherwise participating in any indemnification claim, demand, action, suit or proceeding shall be advanced by us, prior to a final and non-appealable determination that such director and officer is not entitled to be indemnified, upon receipt by us of an undertaking by or on behalf of such director or officer to repay such amounts if it ultimately shall be determined that such director or officer is not entitled to be indemnified.
The limitation of liability and indemnification provisions in our operating agreement may discourage shareholders from bringing a lawsuit against our directors and officers. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. However, these provisions will not alter the liability of directors under the federal securities laws. Your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding against any of our directors, officers or employees for which indemnification is being sought.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Amendment of Our Operating Agreement
Amendments to our operating agreement may be proposed only by or with the consent of our board of directors. Except as set forth below, our board of directors may, without the approval of any of our shareholders, amend any provision of our operating agreement.
The following amendments to our operating agreement cannot be made without the approval of a majority of the total combined voting power of our outstanding Class A common shares and Class B common shares, voting together as a single class and, to the extent that such amendment would affect the rights of a class adversely relative to the other class, by a majority of the votes entitled to be cast by holders of the class that would be adversely affected:

•	make our shareholders personally liable for our debts, obligations or liabilities;

•	modify the right for our shareholders to have business interests and engage in business activities that may directly compete with us or our subsidiaries;

•
except as otherwise provided for in our operating agreement, change the powers, preferences and rights of the holders of Class A common shares without a corresponding change in the powers, preferences and rights of the holders of Class B common shares, or vice versa;

•	change the terms by which Class B common shares convert into Class A common shares;

•	change the ratio of Class A common shares to Class B common shares as a result of any subdivision or combination of common shares;

•	modify the terms under which Class B common shares are entitled to receive distributions in connection with distributions on the Class A common shares, or vice versa, including in liquidation;

•	modify the duties of our directors and officers to us and our shareholders;

•	modify our election to be taxed as a corporation, or change the terms or procedures by which we may revoke or change that election;

•	change the terms and procedures by which we may conduct a liquidation;

•	modify the terms under which our board of directors may elect to dissolve the Company;

•	modify the terms under which our operating agreement may be amended;

•
modify the terms and procedures by which certain business formation transactions may be approved or consummated, including a merger, consolidation or conversion, and sale of all or substantially all of our assets;

•	modify when holders of our Class A common shares and Class B common shares must vote as a single class;

•	change the number of votes that may be cast by each Class A common share or Class B common share; or

•	modify the provision that prohibits cumulative voting rights by holders of Class A common shares and Class B common shares.

The following amendments can only be made with the approval of holders of at least two-thirds of the total combined voting power of our outstanding Class A common shares and Class B common shares, voting together as a single class:

•	modify the size, classification, term or procedures for election of our board of directors;

•	modify the procedures by which vacancies on the board of directors are filled;

•	modify the provisions relating to resignation and removal of our directors;

•	modify the provision that prohibits our shareholders from taking action by written consent;

•	change the procedures by which a special meeting of our shareholders may be called; or

•
modify the designation of the Court of Chancery of the State of Delaware as the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Company, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees, agents or shareholders to us or our shareholders, (3) any action asserting a claim against us or any of our directors, officers, employees, agents or shareholders arising out of or relating to any provision of the Delaware LLC Act or our operating agreement or (4) any action asserting a claim against us or any of our directors, officers, employees, agents or shareholders governed by the internal affairs doctrine of the State of Delaware.

In addition, our operating agreement cannot be amended to modify any provision that provides any shareholder with the right to approve any action that would result in eliminating or reducing such approval rights without the approval of shareholders whose outstanding voting power is equal or greater than the voting requirement for such action in the provision.
Merger, Consolidation or Conversion, or Sale or Other Disposition of Assets
Our board of directors is generally prohibited, without the prior approval of a majority of the total combined voting power of our outstanding Class A common shares and Class B common shares, voting together as a single class, from causing us to, among other things:

•	merge or consolidate with one or more entities;

•	convert into another entity; or

•	sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions.
However, our board of directors in its sole discretion may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without the approval of any shareholder.
If the conditions specified in our operating agreement are satisfied, our board of directors may convert or merge us into, or convey all of our assets to, a newly formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity that will be treated as a corporation for U.S. federal income tax purposes, in each case, without any approval of our shareholders.
Our shareholders are not entitled to dissenters’ rights of appraisal under our operating agreement or the Delaware LLC Act in the event of a merger, consolidation or conversion, a sale of all or substantially all of our assets or any other similar transaction or event.
Termination and Dissolution
We will continue as a limited liability company until terminated under our operating agreement. We will dissolve upon:

•
the election of our board of directors to dissolve us, if approved by a majority of the total combined voting power of our outstanding Class A common shares and Class B common shares, voting together as a single class;

•	the entry of a decree of judicial dissolution; or

•	at any time that we no longer have any shareholders, unless our business is continued in accordance with the Delaware LLC Act.

Books and Reports
We are required to keep appropriate books of our business, or electronic access to them, at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For financial reporting purposes, our fiscal year is the calendar year ending December 31. For tax purposes, our fiscal year end is the same as for financial reporting purposes.
Anti-Takeover Effects of Our Operating Agreement
Our operating agreement contains certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and that may have the effect of delaying, deferring or preventing a future takeover or change in control of our company unless the takeover or change in control is approved by our board of directors. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our Class A common shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management or delaying or preventing a transaction that might benefit you or other shareholders. These provisions include the following:

•
Our operating agreement provides for a classified board. The provision for a classified board could prevent a party who acquires control of a majority of our outstanding common shares from obtaining control of our board of directors until our second annual shareholders meeting following the date the acquirer obtains the controlling interest. The classified board provision could have the effect of discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us and could increase the likelihood that incumbent directors will retain their positions.

•
Our operating agreement provides that directors may be removed only for cause and only by the affirmative vote of at least a majority of the voting power of the issued and outstanding capital shares then entitled to vote in the election of directors, voting together as a single class. Furthermore, any vacancy on our board of directors that results from an increase in the size of our board of directors may only be filled by the affirmative vote of a majority of our directors then in office, provided that a quorum is present. Any other vacancy on our board of directors may only be filled by the affirmative vote of a majority of our directors then in office, even if less than a quorum is present, or by a sole remaining director.

•	Our operating agreement provides that shareholder action may be taken only at an annual meeting or special meeting of shareholders and may not be taken by written consent.

•
Our operating agreement provides that special meetings of the shareholders may be called only upon the request of our Chairman or our President, and will be called by our Chairman or our President at the written request of (1) holders of shares entitling the holders to cast a majority of the votes entitled to be cast in the election of directors, (2) our board of directors or (3) a committee of the board of directors empowered to call shareholder meetings. Our operating agreement will prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting.

•
Our operating agreement establishes advance notice procedures with respect to shareholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of the board of directors. In order for any matter to be “properly brought” before a meeting, a shareholder must comply with the advance notice requirements. Our operating agreement allows the presiding officer at a meeting of the shareholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

•
Our operating agreement authorizes us to issue additional shares without any shareholder approval. However, the listing requirements of the NYSE, which will apply whenever our Class A common shares are listed on the NYSE, require shareholder approval of certain issuances of shares equal to or exceeding 20% of the then outstanding voting power or then outstanding number of common shares.

Additional shares may be utilized for a variety of corporate purposes, including future public offerings, corporate acquisitions and employee benefit plans.

•
Our ability to issue additional shares may enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the shareholders of opportunities to sell their Class A common shares at prices higher than prevailing market prices.

•
Section 203 of the DGCL, which restricts certain business combinations involving Delaware corporations and interested stockholders in certain situations, does not apply to limited liability companies unless they elect to utilize it. Our operating agreement provides that Section 203 of the DGCL will be deemed to apply to us as if we were a Delaware corporation. In general, this statute prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction by which that person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an “interested shareholder” is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of the outstanding voting shares of a company. However, “interested shareholder” in our operating agreement does not include Lennar, Castlelake or any other person that subsequently acquires their interest in a transaction approved by our board of directors.

•
Our operating agreement provides that the Court of Chancery of the State of Delaware is the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents or our shareholders, (3) any action asserting a claim against us or any of our directors, officers or employees arising pursuant to any provision of the Delaware LLC Act or our operating agreement or (4) any action asserting a claim against us or any of our directors, officers or employees governed by the internal affairs doctrine of the State of Delaware. In the event that the Court of Chancery of the State of Delaware lacks jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding will be another state or federal court located within the State of Delaware. Failure to enforce the foregoing provisions would cause us irreparable harm and we are entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. Any person or entity purchasing or otherwise acquiring any interest in our shares will be deemed to have notice of and consented to the foregoing provisions.